Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Green Plains Renewable Energy, Inc.:

We consent to the use of our report dated June 20, 2008, except as to note 2, which is as of August 1, 2008, with respect to the consolidated balance sheets as of March 31, 2008 and 2007, and the related consolidated statements of operations, members’ capital, and cash flows for the year ended March 31, 2008 and the period from September 28, 2006 (date of inception) to March 31, 2007, and from September 28, 2006 (date of inception) to March 31, 2008, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

May 7, 2009